Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Memry Corporation Third Fiscal Quarter Revenue Up

47.9% to $12.7M; Net Income $735,000 or $0.03 Per Share

Nine-Month Revenue Up 27.5% to $31.7M, EPS $0.07

Bethel, CT, May 11, 2005 — Memry Corporation (AMEX: MRY) reported today revenue of $12,674,000 in the third fiscal quarter ended March 31, 2005, up 47.9% from $8,571,000 in the comparable quarter a year ago. The revenue increase was primarily due to the inclusion of revenue generated by Putnam Plastics, acquired on November 9, 2004. Putnam’s revenue for the period ended March 31, 2005 was $3,070,000. Memry’s net income was $735,000 or $0.03 per basic and diluted share compared with net income of $365,000 or $0.01 per basic and diluted share in the comparable period last year.

For the first nine months of the fiscal year 2005 that ends June 30, 2005, revenue was $31,662,000 compared with revenue of $24,834,000 in the first nine months of fiscal 2004, an increase of $6,828,000 or 27.5%. Net income for Memry in the first nine months of fiscal 2005 was $1,845,000 or $0.07 per basic and diluted share compared with net income of $1,089,000 or $0.04 per basic and diluted share in the first nine months of fiscal year 2004.

James G. Binch, CEO of Memry, said, “We’re seeing solid results in both our core Nitinol business and at Putnam Plastics. Nitinol revenue was up 12.1% for the quarter and 8.8% for the first nine months. This third fiscal quarter was the first full quarter that included the substantial contribution from Putnam Plastics, with polymers representing 24.2% of Memry’s consolidated revenue.

“Shipments of Nitinol wire-based stent components were up approximately $550,000 and shipments of tube-based components rose approximately $300,000 over the comparable quarter a year ago. We also benefited from growth in sales of microcoil and guidewire, arch wire products and tinel lock. Offsetting these increases was a $500,000 decline in revenue from super elastic tube due to a combination of customer inventory adjustments, price discounts, customer loss of market share and a decline in shipments of high-pressure sealing plugs,” Binch said.

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Memry Corporation

Chief Financial Officer Robert P. Belcher said, “Our manufacturing costs during the quarter were up 47% to $7,602,000, primarily reflecting the addition of Putnam. Nitinol-based manufacturing operated at a gross margin consistent with the level of a year earlier, but Putnam’s extrusion polymer business operated at a higher gross margin, which had the effect of slightly improving overall company margins. Consequently, gross profit from sales in the third quarter was 40% this year versus 39.8% last year.

“Operating expenses increased $644,000, or 23%, to $3,459,000 in the third quarter of fiscal 2005 compared to $2,815,000 last year. The dollar increase was a reflection of new administrative and sales and marketing personnel and programs associated with the acquisition of Putnam, amortization of intangible assets related to Putnam and investor relations and marketing program initiatives undertaken in the third fiscal quarter of 2005.

“Amortization of intangible assets was $146,000 versus only $33,000 in the third quarter of fiscal 2004,” Belcher continued. “The decline of operating expenses as a percentage of revenue from 33% in the third quarter of fiscal 2004 to 27% in the third quarter of fiscal 2005 was primarily a result of two factors. First was the shift in focus of Nitinol staff engineers from new process development and prototype support in fiscal 2004, which was an operating expense, to manufacturing support, which is shown as a manufacturing expense. Second, the acquisition of Putnam has allowed us to leverage our sales, marketing and administrative organizations by broadening the line of products sold and using personnel, accounting and executive staff to support Putnam’s needs.”

Binch said, “Looking forward, it appears as if overall Nitinol stent component activity for the remainder of the year will show improvement over a year ago due to improved performance and prospects for several of our stent component programs. Putnam is performing well and we expect another solid contribution from Putnam in the fourth quarter. We have already attained a $50 million revenue run rate, beating our stated target for the end of the fiscal year.”

About Memry Corporation

Memry Corporation provides design, engineering, development and manufacturing services to the medical device and other industries using the company’s proprietary shape memory alloy and polymer extrusion technologies. Medical device products include stent components, catheter components, guidewires, laparoscopic surgical sub-assemblies and orthopedic instruments as well as complex, multi-lumen, multi-layer polymer extrusions used for guidewires, catheters, delivery systems and various other high-end interventional medical devices.

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Memry Corporation

A copy of the financial statements follows.

The company will host a conference call to discuss third quarter results on Thursday, May 12 at 11 a.m. Eastern. To participate, dial (877) 641-0086 any time after 10:55 a.m. on May 12. International callers should dial (678) 460-1867.

An investment profile on Memry may be found at www.hawkassociates.com/memry/profile.htm.

For more information, contact Memry Chief Financial Officer Robert P. Belcher at (203) 739-1100, e-mail: Robert_Belcher@memry.com, or Frank Hawkins or Julie Marshall, Hawk Associates, at (305) 451-1888, e-mail: info@hawkassociates.com. Detailed information about Memry Corporation can be found on the website www.memry.com. Copies of Memry Corporation press releases, SEC filings, current price quotes, stock charts and other valuable information for investors may be found on the websites www.hawkassociates.com and www.hawkmicrocaps.com.

This release contains certain forward-looking statements which involve known and unknown risks, uncertainties or other factors not under the company’s control, which may cause actual results, performance or achievements of the company to be materially different from the results, performance or other expectations implied by these forward-looking statements. These factors include, but are not limited to, those detailed in the company’s periodic filings with the Securities and Exchange Commission.

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Memry Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

	March 31, 2005	June 30, 2004
ASSETS
Current Assets
Cash and cash equivalents	$4,102,000	$12,404,000
Accounts receivable, less allowance for doubtful accounts	6,604,000	4,132,000
Inventories	4,169,000	2,956,000
Deferred tax asset	975,000	975,000
Prepaid expenses and other current assets	230,000	41,000

Total current assets	16,080,000	20,508,000

Property, Plant, and Equipment	18,916,000	14,672,000
Less accumulated depreciation	(10,957,000)	(9,582,000)

	7,959,000	5,090,000

Other Assets
Intangible assets, less accumulated amortization	8,010,000	933,000
Goodwill	13,847,000	1,038,000
Cash collateral deposits	1,500,000	—
Deferred financing costs, less accumulated amortization	604,000	51,000
Note receivable	400,000	—
Deferred tax asset	4,147,000	5,175,000
Other assets	144,000	193,000

Total other assets	28,652,000	7,390,000

TOTAL ASSETS	$52,691,000	$32,988,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable and accrued expenses	$4,374,000	$3,213,000
Notes payable	2,052,000	320,000
Capital lease obligations	3,000	29,000
Income tax payable	10,000	43,000

Total current liabilities	6,439,000	3,605,000

Notes Payable, less current maturities	11,383,000	1,159,000

Stockholders’ Equity
Common stock	286,000	256,000
Additional paid-in capital	53,872,000	49,103,000
Accumulated deficit	(19,289,000)	(21,135,000)

Total stockholders’ equity	34,869,000	28,224,000

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$52,691,000	$32,988,000

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Memry Corporation and Subsidiaries

Condensed Consolidated Statements of Income

For the Three Months Ended March 31, 2005 and 2004

(Unaudited)

	2005	2004
Revenues	$12,674,000	$8,571,000
Cost of revenues	7,602,000	5,160,000

Gross profit	5,072,000	3,411,000

Operating Expenses
Research and development	543,000	758,000
General, selling and administration	2,770,000	2,024,000
Amortization of intangible assets	146,000	33,000

	3,459,000	2,815,000

Operating income	1,613,000	596,000

Interest
Expense	(437,000)	(18,000)
Income	30,000	21,000

	(407,000)	3,000

Income before income taxes	1,206,000	599,000
Provision for income taxes	471,000	234,000

Net income	$735,000	$365,000

Basic Earnings Per Share	$0.03	$0.01

Diluted Earnings Per Share	$0.03	$0.01

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Memry Corporation and Subsidiaries

Condensed Consolidated Statements of Income

For the Nine Months Ended March 31, 2005 and 2004

(Unaudited)

	2005	2004
Revenues	$31,662,000	$24,834,000
Cost of revenues	19,265,000	15,032,000

Gross profit	12,397,000	9,802,000

Operating Expenses
Research and development	1,536,000	2,246,000
General, selling and administration	6,938,000	5,653,000
Amortization of intangible assets	254,000	100,000

	8,728,000	7,999,000

Operating income	3,669,000	1,803,000

Interest
Expense	(753,000)	(80,000)
Income	109,000	62,000

	(644,000)	(18,000)

Income before income taxes	3,025,000	1,785,000
Provision for income taxes	1,180,000	696,000

Net income	$1,845,000	$1,089,000

Basic Earnings Per Share	$0.07	$0.04

Diluted Earnings Per Share	$0.07	$0.04

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